UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2023
Designer Brands Inc.
(Exact name of registrant as specified in its charter)

Ohio	001-32545	31-0746639
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 DSW Drive, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (614) 237-7100

N/A
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Shares, without par value	DBI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement

On February 28, 2023, Designer Brands Inc. (the "Company") entered into a first amendment (the "First Amendment") by and among the Company and certain subsidiaries of the Company from time to time, as U.S. Borrowers, Designer Brands Canada Inc. and other subsidiaries from time to time, as Canadian Borrowers (which are referred to, together with the U.S. Borrowers, as the "Borrowers"), other loan parties, including certain subsidiaries of the Company as U.S. Guarantors (together with the Borrowers, the "Loan Parties"), the lenders party thereto (the "Lenders"), and The Huntington National Bank, as Administrative Agent (the "Administrative Agent"). The First Amendment amended that certain Credit Agreement dated as of March 30, 2022 by and among the Borrowers, the other Loan Parties, the Lenders, and the Administrative Agent (as amended, the "Credit Agreement"). All capitalized terms used herein and not otherwise defined shall have the meanings given in the First Amendment.

As previously disclosed by the Company on a Current Report on Form 8-K dated March 30, 2022, the Credit Agreement provides for an asset-based revolving facility (the "ABL Facility"). The First Amendment increased (i) the available capacity under the ABL Facility from $550,000,000 to $600,000,000 (which may be increased by up to an additional $100,000,000, subject to the conditions set forth in the Credit Agreement), (ii) the Canadian sublimit from $55,000,000 to $60,000,000, (iii) the sublimit for swingline loans if drawn under the U.S. Borrowing Base from $55,000,000 to $60,000,000, and (iv) the sublimit for swingline loans if drawn under the Canadian Borrowing Base from $5,500,000 to $6,000,000. The First Amendment also provides for a first-in-last-out term loan facility of up to $30,000,000, which was drawn in full on the date of the First Amendment (the "FILO Facility," and together with the ABL Facility, the "Credit Facilities"), subject to a U.S. FILO Borrowing Base. Once repaid, no portion of the FILO Facility may be reborrowed. The First Amendment also provides for various customary fees to be paid by the Company in connection therewith.

Consistent with the ABL Facility, the FILO Facility matures on March 30, 2027, or unless terminated earlier in accordance with the terms thereof. The interest rates applicable to the ABL Facility remain unchanged, and borrowings under the FILO Facility will bear interest, at the Borrowers' option, as follows: (1) at a rate equal to (A) a fluctuating interest rate per annum equal to the greatest of (i) the Prime Rate, (ii) the Fed Funds Rate plus 0.50%, and (iii) Adjusted Term SOFR plus 1.00% plus (B) 2.25%; or (2) at a rate equal to Adjusted Term SOFR for the interest period in effect for such borrowing plus (B) 3.25%. The First Amendment allows for prepayment of the FILO Facility in full (but not in part) so long as certain payment conditions set forth therein are satisfied, and such payments are subject to standard and customary terms and procedures.

The First Amendment amended the period during which the Company is required to maintain a Consolidated Fixed Charge Coverage Ratio to any period commencing (i) when availability under the Credit Facilities (as more fully described in the Credit Agreement, "Availability") is less than (A) during a temporary period (defined as March 1, 2023 – March 15, 2023), $45,000,000 and (B) thereafter, the greater of (x) $47,250,000 and (y) 10% of the Maximum Credit Amount and (ii) ending when Availability exceeds the greater of (x) $47,250,000 and (y) 10% of the Maximum Credit Amount (calculated without giving effect to reserves in respect of the FILO Facility) for thirty (30) consecutive days. The First Amendment also amended (a) the periods during which the Company is required to provide more frequent reporting to the Administrative Agent and the Lenders, and the periods during which the Company is required to maintain cash dominion under the Credit Agreement, (b) the thresholds for meeting the payment conditions necessary to consummate certain transactions, and (c) certain components of the borrowing base in respect of the ABL Facility.

The foregoing is intended only to be a summary of the First Amendment and is qualified in its entirety by reference to the full text of the First Amendment, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1
First Amendment to Credit Agreement dated as of March 30, 2022 among Designer Brands Inc., Designer Brands Canada Inc., certain of domestic and Canadian subsidiaries as borrowers, other loan parties thereto, the lenders party thereto, The Huntington National Bank, as Administrative Agent, The Huntington National Bank, Bank of Montreal and Bank of America, N.A., as Joint Bookrunners and Joint Lead Arrangers, and PNC Bank, National Association, as Documentation Agent..

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Designer Brands Inc.
		By:	/s/ Michelle C. Krall
Michelle C. Krall
Senior Vice President, General Counsel and Secretary
Date:	March 3, 2023